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                                                                    Exhibit 99.1


JDA SOFTWARE FINALIZES ACQUISITION OF PRICER AB'S INTACTIX SUBSIDIARY JDA ADDS OVER 3,400 RETAIL AND CPG CLIENTS & EXPANDS RETAIL SUPPLY CHAIN
BUSINESS-TO-BUSINESS SOLUTION

SCOTTSDALE, ARIZ. - APRIL 7, 2000 - JDA(R) SOFTWARE GROUP, INC. (Nasdaq: JDAS), an international provider of enterprise retail solutions, announced today that it has completed the final transactions to acquire the assets of INTACTIX, a market leading provider of space management solutions, from PRICER AB, a Swedish provider of electronic shelf labeling systems, for U.S. $20.5 million in cash. The merger has furthered JDA's standing as the premier solutions provider in the retail market and significantly advanced its presence and opportunities within the CPG industry. The acquisition was accounted for as a purchase transaction and the Company expects it to be modestly accretive in fiscal 2000. Beginning today, JDA will incorporate the Intactix operations into the Arthur Retail Business Unit, headed by Greg Morrison, JDA's Senior Vice President, Analytic Applications Business Unit and Managing Director, JDA Arthur. The Company expects to realize significant cost savings in fiscal 2000 as it combines operations and closes redundant facilities worldwide.

"We are extremely pleased to be closing this transaction on schedule and to have received such enthusiastic industry feedback, in particular from both JDA and Intactix clients," stated JDA CEO JIM ARMSTRONG. "With the Intactix products fitting in so well with our current product line, we believe that the cross-selling opportunities across the JDA and Intactix customer bases are exceptional and will further increase our competitiveness for winning business with retailers and CPG manufacturers around the world."

ACQUISITION DELIVERS KEY COMPETITIVE ADVANTAGES
As previously announced, the acquisition will enable JDA to aggressively promote its Internet-focused business strategy among retailers and their suppliers by accelerating the delivery of a business-to-business solution that minimizes costs while maximizing customer satisfaction through improved efficiencies along the retail supply chain. Additionally, JDA expects that it will be the only vendor in the industry to offer a comprehensive "floor planning to financial planning" solution that will feature the market-leading Intactix solutions integrated with the JDA Arthur Enterprise Suite of products.

Commented longtime JDA client PHIL CONNORS, DIRECTOR OF MERCHANDISE PLANNING OF THE $10 BILLION BEST BUY, "Best Buy is excited by the prospect of the value that can be created by the combination of JDA and Intactix, two of our key software providers. We look forward to the opportunity to work within the new framework to partner and deliver new solutions that will help us to better serve our customers, suppliers and shareholders."

For more information regarding this acquisition, please refer to the February 24, 2000 press release, "JDA Software to Acquire Pricer AB's Intactix Subsidiary to Expand Product Suite with Space Planning Solution" and related Question Answer Document available at www.jda.com under News & Events, Current News.

ABOUT JDA SOFTWARE GROUP, INC.
JDA Software Group, Inc. (NASDAQ:JDAS) is the leading global provider of integrated software products and professional services with more than 4,100 retail and CPG clients in over 50 countries. Addressing the requirements of both brick and mortar and "click and mortar" companies, JDA's state-of-the-art solutions include merchandising, planning, allocation, decision support and financial systems; warehouse management and logistics systems; point-of-sale and back-office in-store systems; and the industry's first integrated commercial e-retail applications. Founded in 1985, JDA employs approximately 1,100 associates operating from 26 offices worldwide. With headquarters in
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Scottsdale, Arizona, the company has offices in major cities throughout the
United States as well as internationally in Canada, the United Kingdom, France, Germany, Sweden, The Netherlands, Mexico, Brazil, Chile, Japan, Malaysia, Singapore, and Australia. For more information, refer to JDA's Web site at http://www.jda.com.



This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding acceleration of product development, product integration, cross-selling opportunities created by the transaction, further penetration of the CPG and Internet markets, expected cost savings, and increased competitiveness. Future events may involve risks and uncertainties, among which are uncertainties related to the final development and market acceptance of proposed new products, the ability to complete acquired products under development and integrate new products into existing JDA products, the effectiveness of sales and marketing programs to promote and distribute new products into new markets, inability to realize expected cost savings from the elimination of redundancies, actions by competitors which could affect sales, pricing and profitability of the Company's products, management of product transition, international sales, the ability of the Company to attract and train the skilled personnel required to implement its products, general market conditions and other risks detailed in the prospectuses relating to the Company's recently completed public offering, and which are and will be detailed from time to time in SEC reports filed by the Company.

Acquisitions involve a number of special risks, including diversion of management's attention to the assimilation of the operations and personnel of acquired businesses, costs related to the acquisition and the integration of acquired businesses, products, technologies and employees into the Company's business and product offerings. Achieving the anticipated benefits of any acquisition will depend, in part, upon whether the integration of the acquired business, products, technology, or employees is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The difficulties of such integration may be increased by the necessity of coordinating geographically disparate organizations, the complexity of the technologies being integrated, and the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. The inability of management to successfully integrate any acquisition the Company may pursue, and any related diversion of management's attention, could have a material adverse effect on the business, operating results and financial condition of the Company. Moreover, there can be no assurance that any products acquired will gain acceptance in the Company's markets, that the Company will be able to penetrate new markets successfully or that the Company will obtain the anticipated or desired benefits of such acquisitions. Any acquisition pursued or consummated by the Company could result the Company incurring debt and contingent liabilities, amortization of goodwill and other intangibles, purchased research and development expense, other acquisition-related expenses and the loss of key employees, any of which items could have a material adverse effect on the Company's business, operating results and financial condition.